(m)(1)(A)(i)

AMENDED SCHEDULE A

with respect to

VOYA INVESTORS TRUST

SIXTH AMENDED AND RESTATED DISTRIBUTION PLAN

SERVICE 2 CLASS SHARES

Portfolios

Voya Balanced Income Portfolio (formerly, VY® Franklin Income Portfolio)

Voya Government Liquid Assets Portfolio

Voya High Yield Portfolio

Voya Large Cap Growth Portfolio

Voya Large Cap Value Portfolio

Voya U.S. Stock Index Portfolio

VY® Clarion Global Real Estate Portfolio

VY® Clarion Real Estate Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio